UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☒

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☐	Preliminary Consent Statement

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☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)

Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The persons identified on the cover page hereto (collectively, the “Hartman Group”) on June 3, 2025 filed a definitive proxy statement and an accompanying BLUE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of Silver Star Properties REIT, Inc. (the “Company”) and (ii) the rejection of the Company’s alternate strategy proposal, and in favor of liquidating the Company’s assets in an orderly manner in accordance with the terms of its articles of incorporation and returning capital to stockholders.

On July 2, 2025, the Hartman Group distributed the following letter to shareholders:

FAILED STRATEGY & DESTRUCTION OF SHAREHOLDER VALUE

THE TRUTH ABOUT THE NEW DIRECTION PLAN

July 02, 2025

Dear Shareholders,

At some point, every shareholder must ask: what exactly have we gotten in return for years of promises, pivots, and press releases from Silver Star Properties REIT, Inc.?

The answer is devastatingly clear: less than nothing. Under Gerald Haddock’s leadership, the so-called “New Direction Plan” has not just failed—it has wiped out $278 million in shareholder value. What started as a pivot has turned into a runaway disaster: reckless reinvestment, collapsing asset values, and a complete lack of transparency.

A PLAN WITHOUT A STRATEGY

This wasn’t a strategy. It was a guess.

The “New Direction Plan” was never approved by shareholders, never clearly communicated, and never subjected to the rigorous financial analysis such a drastic shift demands. Mr. Haddock and his entrenched board cronies veered away from the core investment thesis of SSP without consent or oversight, diving headfirst into niche asset types like storage and Walgreens leaseholds that:

•	Don’t align with SSP’s legacy asset base;
•	Don’t perform—generating negative yields and zero distributions;
•	Don’t justify the destruction of SSP’s value.

This was not innovation. It was abdication of fiduciary duty.

And yet, Haddock rewarded himself with 1 million free SSP shares, while shareholders watched their net asset value collapse from $412 million in Dec 2021 to an estimated $134 million as of June 30,2024 (their last published price per share). That’s a 70% drop in three years.

THE FIRE SALE OF LEGACY ASSETS: SELLING CORE ASSETS TO FUEL THE FLAME

To fund this failing plan, SSP liquidated a massive portion of its core assets—properties that once generated strong returns for shareholders. But rather than sell strategically, Silver Star sold at progressively worse prices and increasingly desperate terms.

Let the numbers speak:

•	2023: Legacy assets sold at $83/sq ft
•	1H 2024: Increased slightly to $106/sq ft
•	2H 2024: Collapsed to $36/sq ft
•	1H 2025: Barely improved to $38/sq ft

This wasn’t strategy. It was a fire sale. SSP dumped assets far below their original cost, with values per square foot collapsing by 65% in the last 12 months alone. Blaming “deferred maintenance” is a smokescreen. Especially since Haddock and his team slashed the maintenance staff and capital expenditures after Mr. Hartman’s departure.

The newest narrative excuse is that the assets were overleveraged.  That would only be true if their sales were underwater, which they were.

These losses aren’t market-driven—they are self-inflicted wounds. The chart of property sales makes it undeniable: values fell off a cliff after leadership changed hands and no plan was put in place to protect occupancy or maintain quality.

In total, over $395 million in assets have been sold, and yet the company’s NAV has dropped by more than $200 million.

Ask yourself: Where did the money go?

FROM STRATEGY TO SPECULATION

The properties were sold, but the reinvestments have gone nowhere.

Since Hartman’s forced exit, SSP leadership has spent $127.5 million acquiring new assets with only $5.8 million in net operating income. The debt used to acquire those properties is steep, including junior debt with interest rates over 19%, and the returns are negative after interest expenses are factored in.

Worse, the $32.8 million of equity that should have been returned to shareholders was instead plowed into these underperforming assets. Today, SSP is saddled with:

•	More than $100 million in debt,
•	A proposed $50 million preferred equity raise,
•	And no path to profitability.

This isn’t value creation. This is a cash-burning machine. And it gets worse: the proposed preferred equity would subordinate shareholders and deepen the hole.

It’s not a strategy. It’s a shell game.

ENOUGH IS ENOUGH

You deserve leadership that respects the capital you entrusted. You deserve transparency, discipline, and a clear plan to recover what can still be saved.

Shareholders deserve better. You deserve:

•	A stop to reckless spending and insider enrichment
•	A full audit of all asset sales and acquisitions
•	An end to the failed New Direction Plan
•	A structured wind-down and return of capital

The current board has failed. Now it’s your turn to act.

Vote for real fiduciaries. Vote for a clean break from failed strategy. Vote to restore value.

See the attached proxy letter for more details. Click here to read the full letter.

Call us directly at (619) 664-4780 to vote for the return of your capital or vote the blue proxy from our online e-mail.

Thank you for your trust and support.

Sincerely,

Al Hartman

The Hartman Shareholder Alliance Team

***

Additional Information

The Hartman Group has filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of the Hartman Group’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Silver Star Properties REIT, Inc. (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in the Hartman Group’s proxy solicitation. These materials and other materials filed by the Hartman Group with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website (http://www.sec.gov). The definitive proxy statement, the accompanying BLUE universal proxy card and other relevant documents filed by the Hartman Group with the SEC are also available, without charge, by contacting the Hartman Group’s proxy solicitor, InvestorCom LLC, at its toll-free number (877) 972-0090 or via email at Proxy@investor-com.com.